Exhibit 5.1

[Greenberg Traurig, P.A. Letterhead]

January 2, 2009

Mednax, Inc.

1301 Concord Terrace

Sunrise, Florida 33323-2825

Re:	Post-Effective Amendment No. 2 to Registration Statement on Form S-8 for the Pediatrix Medical Group, Inc. 2004 Incentive Compensation Plan and Magella Healthcare Corporation Stock Option and Restricted Stock Purchase Plan (the “Predecessor Plans”)

Ladies and Gentlemen:

On or about the date hereof, Mednax, Inc., a Florida corporation (the “Company”), is filing with the Securities and Exchange Commission (the “Commission”) a Post-Effective Amendment No. 2 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8, Registration No. 333-121125, as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), originally filed by Pediatrix Medical Group, Inc., a Florida corporation (the “Predecessor Registrant”).

The Company became the successor to the Predecessor Registrant on December 31, 2008 for purposes of Rule 414 under the Act as a result of the merger (the “Merger”) of the Predecessor Registrant with the Company’s wholly owned subsidiary, PMG Merger Sub, Inc., a Florida corporation (“Merger Sub”), with the Predecessor Registrant being the surviving corporation. The Merger became effective at 11:59 p.m. on December 31, 2008, at which time the separate corporate existence of Merger Sub ceased and the Predecessor Registrant became a direct, wholly owned subsidiary of the Company. In connection with the Merger, the Company assumed and adopted the Predecessor Plans and as a result, shares of Mednax Common Stock (as defined below) are issuable pursuant thereto.

The Registration Statement, as further amended by the Post-Effective Amendment, relates to the offering and sale by the Company of an aggregate of 4,000,000 shares (after giving effect to a two-for-one stock split) of the Company’s Common Stock, par value $0.01 per share (together with attached rights to purchase the Company’s Series A Junior Participating Preferred Stock, “Mednax Common Stock”), under the Mednax, Inc. 2004 Incentive Compensation Plan (the “2004 Plan”) and 118,422 shares (after giving effect to a two-for-one stock split) of Mednax Common Stock under the Magella Healthcare Corporation Stock Option and Restricted Stock Purchase Plan (the “Magella Plan”, and with the 2004 Plan, the “Plans”). We have acted as counsel to the Company in connection with the preparation and filing of the Post-Effective Amendment.

In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, each as amended to the date hereof; (ii) records of corporate proceedings of the Company related to the Plans; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photocopies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon the foregoing examination, we are of the opinion that assuming that (i) the Company maintains an adequate number of authorized and unissued shares of Mednax Common Stock available for issuance pursuant to the Plans and (ii) the consideration required to be paid in connection with the issuance and sale of shares of Mednax Common Stock issued pursuant to the Plans is actually received by the Company as provided in the Plans, the shares of Mednax Common Stock issued pursuant to the Plans will be duly and validly issued, fully paid and nonassessable.

This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

GREENBERG TRAURIG, P.A.

/s/ Ira N. Rosner
By: Ira N. Rosner